Ascend Capital, LLC
Code of Ethics and Conduct
January 2016

___________________________________________________________________________________________

This Code of Ethics and Conduct sets forth the policies and procedures of Ascend Capital, LLC regarding business ethics, confidentiality and personal trading of securities. These policies and procedures are mandatory and are designed to protect the business interests of Ascend Capital, LLC, its affiliates, and its clients. This Code of Ethics and Conduct is adopted pursuant to Rule 204A-1 of the Investment Advisers Act of 1940, as amended, and Rule 17j-1 of the Investment Company Act of 1940, as amended.

Table of Contents

Glossary        4
Code of Ethics and Conduct    7
Introduction    7
Legal Requirement    7
General Standards    7
Branch Offices    7
Basic Principles    7
Beneficial Ownership    8
Code Rules Are Not Exclusive    8
Policies        8
Illegal Activity    8
Insider Trading    8
Front running and Scalping    8
Specific Rules    9
Personal Account Trading Policy    9
Service as a Director; Disclosure of other affiliations    9
Confidentiality    9
Activities to be Avoided    9
Gifts    10
Receipt of Gifts    10
Sending Gifts    10
Entertainment    10
Being Entertained    10
Entertaining    10
Procedures & Sanctions    11
Certification of Compliance    11
Exceptions    11
Retention of Reports and Other Records    11
Reports of Violations    11
Review and Enforcement    11
Sanctions    11
Appendix I Policy and Procedures to Detect and Prevent Insider Trading    12
Policy Statement on Insider Trading    12
Material Non-Public Information    12
Advisory Information    12
Penalties for Insider Trading    12
Procedures to Implement Ascend’s Policy on Insider Trading    13
Identifying Inside Information    13
Personal Securities Trading    13
Restricting Access to Material Non-Public Information    13
Contact with Public Companies    14
Expert Networks and Independent Research Vendors    14
Tender Offers    14
Public Company Employment by Certain Related Persons of an Employee    14
Resolving Issues Concerning Insider Trading    15

Exhibit A to Appendix I    16
Certification Regarding Public Company Employment    16
Appendix II Supervisory Procedures with Respect to Insider Trading    17
Prevention of Insider Trading    17
Detection of Insider Trading    17
Special Reports to Management    17
Annual Summary Reports to Management    17
Appendix III Personal Account Trading Policy    18
Pre-clearance of Securities Transactions    18
Short Term Trading    18
New Issue Securities    19
Limited Offerings    19
Report of Holdings/Accounts    19
Quarterly Personal Securities Trading Information    19
Negative Reports    20
Confidentiality    20
Transaction Monitoring    20
Exhibit A to Appendix III    21
Exhibit B to Appendix III    22
Non-Discretionary/Managed Accounts Disclosure Form    22
Appendix IV Initial and Annual Acknowledgment of Code of Ethics    23
Appendix V Pre-Clearance Form    25
Appendix VI Initial Disclosure of Supervised Person Personal Accounts    26
Appendix VI B Disclosure of Supervised Person Limited Offerings    27
Appendix VII Holdings Certifications    28
Appendix VIII Brokerage Account Data Access Consent Form    29
Appendix IX Beneficial Ownership    30
Appendix X Use of Expert Networks and Independent Research Vendors    31
Representations by Expert Network Firms and Independent Research Vendors    31
Procedures for Use of Consultants    31
Consultants at Public Companies    32
Resolving Issues Concerning Information Provided by Consultants    32
Review of Research Relationships    32
Supervisory Procedures    33
Exhibit A to Appendix XI    34
Quarterly Attestation: Expert Networks and Public Company Meetings/Calls    34
Schedule I Supervised Persons    36

Glossary
“Access Person”
Any Supervised Person who, in connection with his or her regular functions or duties, makes, participates in, or has the ability to obtain nonpublic information regarding the purchase or sale of a Covered Security by a Client of the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and any Supervised Person who obtains nonpublic information concerning recommendations made to a Client with regard to the purchase or sale of Covered Securities. Schedule I of this Code sets forth the Access Persons of the Adviser. Such schedule may be amended from time to time.

“Adviser” and “Ascend”
Ascend Capital, LLC.

“Advisers Act”
The Investment Advisers Act of 1940, as amended.

“Beneficial Ownership”
See Appendix IX of this Code.

“Branch Office”
A place of business from which Ascend conducts business other than its principal office and place of business, and that is listed as a branch office in Section 1.F. of Schedule D of Part 1A of Ascend’s Form ADV (as filed with the SEC).

“Clients”
Client generally refers to Ascend’s advisory clients including the private funds and separately managed accounts it, or an affiliate, acts as the investment manager or general partner for. However, for purposes of this Code only, as context warrants, “Client” shall also refer to:

1.	Limited partners of any investment partnership advised or managed by Ascend

2.	Shareholders of any offshore investment fund advised by Ascend

3.	Beneficial owners of separately managed accounts advised or managed by Ascend

“Chief Compliance Officer” or “CCO”
The individual employed by Ascend who is ultimately responsible for the Adviser’s supervisory system (including its implementation and maintenance) and the development and enforcement of the Adviser’s compliance program. The Chief Compliance Officer/CCO is appointed by the Managing Member. Ramona Shenoy is the CCO for Ascend.

“Code”
Ascend’s Code of Ethics and Conduct contained in this document and as amended from time to time.

“Compliance Monitoring System”
Ascend’s SunGard Protegent PTA System.

“Covered Accounts”

1.
Each securities account registered in a Supervised Person’s name and each account or transaction in which a Supervised Person has any direct or indirect Beneficial Ownership interest or over which a Supervised Person has direct or indirect influence;

2.	Each securities account for a Supervised Person’s spouses, minor children and other relatives living full time in their homes; and

3.
Securities accounts of which the Adviser is a Beneficial Owner, provided that (except where the CCO otherwise specifies) investment partnerships or other funds of which the Adviser, or any affiliated entity is the general partner or investment adviser or from which the Adviser or such affiliated entity, receives fees based on capital gains are generally not considered Covered Accounts, despite the fact that the Adviser or Supervised Persons may be considered to have an indirect Beneficial Ownership in them.

provided, that an account that can hold only cash and/or Exempt Securities is not a “Covered Account.”

“Covered Security”
Any security as defined in Rule 202(a)(18) of the Adviser Act (a broad definition that includes any interest or instrument commonly known as a security), but excluding Exempt Securities.

“Exchange Act”
The Securities Exchange Act of 1934, as amended.

“Exempt Security”

1.	A security that is a direct obligation of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares of open-end investment funds (mutual funds) not advised or sub-advised by Ascend (excluding exchange traded funds (ETFs));

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment funds not advised or sub-advised by Ascend; and

6.	Securities traded in accounts over which a Supervised Person does not exercise any investment discretion such as a trust over which the Supervised Person cannot exercise discretion.

“Front Running” / “Scalping”
Buying or selling securities in a Covered Account prior to Clients, in order to benefit from any price movement that may be caused by Client transactions or Ascend’s recommendations regarding the security.

“Initial Public Offering” or “IPO”
An offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

“Insider” and “Temporary Insider”
Officers, directors, principals and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs, where the company reasonably expects such person to keep confidential Material Non-Public Information, and as a result such person is given access to information solely for the company’s purposes. A temporary insider can include, among others, a firm’s attorneys, accountants, consultants, bank lending officers, shareholders, and the employees of such organizations.

“Insider Trading”

1.	The use of Material Non-Public Information to trade in securities; or

2.	Communicating Material Non-Public Information to others in violation of the law.

“Insider Trading Policy”
The Adviser’s written policies and procedures regarding Insider Trading as set forth in this Code.

“Material Non-Public Information”

1.	Information that a reasonable investor would consider important in making his or her investment decisions;

2.	Information that, if publicly disseminated, is reasonably certain to have a substantial effect on the price of a company’s securities;

3.
Material Non-Public Information should be presumed to include, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; commencement of or development in major litigation; liquidation problems; and extraordinary management developments;

4.	Prior knowledge of forthcoming newspaper, periodical or broadcast reports whether or not the reports would be favorable; and

5.	Knowledge of a decision, or an impending decision, by the Adviser to buy or sell a security for its Clients.

“Managing Member”
The Managing Member of Ascend is Malcolm Fairbairn.

“New Issues Account”
An account at a prime broker, the purpose of which is to hold securities of New Issues for eligible Clients.

“New Issues”
Any initial public offering of an equity security, as defined in Section 3(a)(11) of the Exchange Act, made pursuant to a registration statement or offering circular. The term does not apply to securities issued in secondary offerings or debt securities.

“Non-Discretionary Account”
Any brokerage account where a Supervised Person has “no direct or indirect influence or control” with respect to the purchases and sales of financial instruments in the account. “No direct or indirect influence or control” means that the Supervised Person does NOT:

◦	suggest to anyone that a particular purchase or sale of securities be made for the account;

◦	direct anyone to make any particular purchases or sales of securities for the account; or

◦	consult with anyone as to the particular allocation of investments to be made in the account(s).

“Public Information”
Information that has been effectively communicated to the market place. For example, information found in a report filed with the SEC, or articles and reports in newspaper, periodical or broadcast reports.

“SEC”
Securities and Exchange Commission.

“Security”
Stocks, options, rights, warrants, futures contracts, convertible securities or other securities that are related to securities in which Ascend’s Clients may invest or as to which Ascend may make recommendations.

“Securities Act”
The Securities Act of 1933, as amended.

“Supervised Person”

1.	Directors, members, officers, and partners of Ascend (or any other persons occupying a similar status or performing similar functions);

2.	Employees; and

3.
Any other person who provides advice on behalf of Ascend and is subject to Ascend’s supervision and control, including, without limitation, consultants and temporary persons employed by Ascend longer than one week.

Code of Ethics and Conduct

Introduction
The Adviser’s Code as set forth herein is designed to ensure that all Supervised Persons are aware of and adhere to the policies and procedures of the Adviser. Maintaining a spirit of openness, honesty and integrity are of paramount importance at the Adviser. The Adviser believes that its Supervised Persons should feel comfortable expressing their opinions and should be vigilant about alerting management of anything they deem amiss with respect to the Adviser’s business, operations or compliance. As evidence of the Adviser’s commitment to operating with integrity, the Adviser has adopted this Code, which may be amended from time to time.

Legal Requirement
Rule 204(A)-1 under the Advisers Act makes it unlawful for an Access Person not to report:

1.	Annual holdings information; and

2.	Quarterly transaction information.
In addition, the Advisers Act requires all Access Persons to comply with all applicable Federal securities laws, and to promptly report any violation of this Code to the CCO or his or her designee.

General Standards
As an investment adviser Ascend is a fiduciary. It owes its clients the highest duty of care, loyalty, honesty and good faith to act in the best interest of its Clients and relies on each Supervised Person to avoid conduct that is or may be inconsistent with that duty. It is also important for Supervised Persons to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a Client's trust, may have the appearance of impropriety. Because Ascend serves as general partner and/or investment adviser to a number of Clients, Ascend has adopted this Code setting forth policies and procedures, including the imposition of restrictions on itself and Supervised Persons, to the extent reasonably necessary to prevent certain violations of applicable law. The Code is intended to set forth those policies and procedures and to state Ascend’s broader policies regarding its duty of loyalty to clients.

Branch Offices
Each Branch Office (and each Supervised Person employed at a Branch Office) is subject to the policies and procedures described in this Code.

Basic Principles
This Code is based on a few basic principles that should pervade all investment related activities of all Supervised Persons:

1.	The interests of Ascend’s Clients come before Ascend’s or any Supervised Person’s interests;

2.	Honest and fair dealings with Clients;

3.
Each Supervised Person’s professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of Clients and those of Ascend or the Supervised Person’s;

4.	To disclose to Clients any potential and/or actual conflicts of interests;

5.
Each Supervised Person’s activities must be conducted in a way that avoids any abuse of a Supervised Person’s position of trust with and responsibility to Ascend and its Clients, including taking inappropriate advantage of that position; and

6.	No Access Person will engage in any act, practice or course of conduct that would violate the provisions of Rule 204(A)-1, as set forth above.

Each Supervised Person must understand and agree that any and all activities of the Supervised Person shall in all respects comply with applicable federal and state securities laws, and other laws, rules and regulations, any applicable laws of foreign jurisdictions, and the policies and procedures that have been adopted (or that may in the future be adopted) by Ascend, as each may be amended from time to time, including without limitation those prohibiting insider trading and front running of Client accounts.

Beneficial Ownership
The concept of "beneficial ownership" of securities is broad. It includes not only Securities a person owns directly, and not only Securities owned by others specifically for his or her benefit, but also Securities held by his or her spouse, minor children and relatives who live full time in his or her home, and Securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Supervised Person obtains benefits substantially equivalent to ownership. Examples of some of the most common of those arrangements are set forth in Appendix IX.

This broad definition of "beneficial ownership" does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. A Supervised Person may declare that the reporting or recording of any Securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

Code Rules Are Not Exclusive
This Code's procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethical and faithful discharge of Ascend’s fiduciary duties require adherence to the spirit of this Code and awareness that activities, including personal securities transactions, could involve conflicts of interest. (For example, accepting favors from broker-dealers could involve an abuse of a Supervised Person's position. Ascend is a natural object of cultivation by securities dealers and it is possible that this consideration could impair Ascend’s objectivity.) If there is any doubt about any transaction the Supervised Person should consult the CCO.

Policies
All Supervised Persons must comply with the following policies.
Illegal Activity
As a matter of policy and the terms of each Supervised Person’s employment or other relationship with Ascend, the following types of activities are strictly prohibited:

1.
Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any Client or prospective client or any party to any securities transaction in which Ascend or any of its Clients is a participant;

2.	Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements Ascend has made to such person materially complete;

3.	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a Client or prospective client; and

4.
Causing Ascend, acting as principal for its own account or for any account in which Ascend or any person associated with Ascend (within the meaning of the Advisers Act) to sell any security to or purchase any security from a Client in violation of any applicable law, rule or regulation of a governmental agency.

Insider Trading
Supervised Persons are prohibited from engaging in what is commonly known as Insider Trading. Ascend has adopted an "Insider Trading Policy", set forth in Appendix I, that describes more fully what constitutes Insider Trading and the legal penalties for engaging in it. Each Supervised Person must review the Insider Trading Policy annually and certify on the “Annual Acknowledgment of Code of Ethics” (as set forth in Appendix IV) through the Compliance Monitoring System that he or she has done so. Supervised Persons should refer to the Insider Trading Policy (as well as this Code), and consult with the CCO, whenever a Supervised Person believes he or she may have Material Non-Public Information.
Front running and Scalping
No Supervised Person may engage in what is commonly known as Front Running or Scalping. No Supervised Person may buy or sell a security when he or she knows Ascend is considering the security for purchase or sale for its Clients.

Specific Rules
The following specific rules apply to all Supervised Persons and all Covered Accounts.

Personal Account Trading Policy
No Supervised Person may buy, sell, or pledge any security for any Covered Account without obtaining written clearance before the transaction. The required procedures are described in the Personal Account Trading Policy attached hereto as Appendix III.

Service as a Director; Disclosure of other affiliations
All Supervised Persons must report to the CCO any affiliation or business relationship they may have with any issuer. No Supervised Person may serve as a director of a publicly-held company without prior approval by the CCO (or the Managing Member, if the CCO is the proposed board member) based upon a determination that service as a director would not be adverse to the interests of any Client. In the limited instances in which such service is authorized by Ascend, Supervised Persons serving as directors will be isolated from other Supervised Persons who are involved in making decisions as to the securities of that company through procedures determined by the CCO to be appropriate in the circumstances. Ascend may not trade in any securities issued by any company of which any Supervised Person is a director.

Confidentiality
Supervised Persons are required to maintain strict confidentiality of all information they obtain through their employment at Ascend including, but not limited to, information regarding Ascend’s investment strategies, client portfolio transactions, holdings and proposed recommendations and client personal information. Consideration of a particular purchase or sale for a Client account may not be disclosed, except to authorized persons. Disclosure by a Supervised Person of any confidential information to any person including, but not limited to, such person’s spouse, significant other, family members, friends, acquaintances, or persons sharing a residence with such person, would constitute a violation of this Code and may be a violation of law. Such a violation may lead to sanctions by Ascend, including the termination of such person’s employment or association with Ascend (as applicable).

Activities to be Avoided
The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the CCO:

1.	Participation in civic or professional organizations that might involve divulging confidential information of the Adviser;

2.	Engaging in any form of harassment which is prohibited by law;

3.
Investing or holding outside interest or directorship in clients, vendors or customers or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of Ascend. In the limited instances in which service as a director is authorized by Ascend, Supervised Persons serving as directors will be isolated from other Supervised Persons who are involved in making decisions as to the securities of that company through procedures determined by the CCO to be appropriate in the circumstances;

4.
Engaging in any financial transaction with any of Ascend’s vendors, investors or Supervised Persons, including but not limited to: providing any rebate, directly or indirectly, to any person or entity that has received compensation from Ascend; accepting, directly or indirectly, from any person or entity, other than Ascend, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of Ascend; beneficially owning any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in securities, financial or related business, except for beneficial ownership of not more than one percent (1%) of the outstanding securities of any business that is publicly owned;

5.	Unlawfully discussing trading practices, pricing, clients, research, strategies, processes or markets with competing companies or their Supervised Persons;

6.	Making any unlawful agreement with vendors, existing or potential investment targets or other organizations;

7.	Improperly using or authorizing the use of any inventions, programs, technology or knowledge which are the proprietary information of Ascend;

8.
Communicating any information regarding Ascend, Ascend’s investment products or any client to a prospective investor, journalist, client or regulatory authority that is not accurate, untrue or omitting to state a material fact necessary in order to make the statements Ascend has made to such person not misleading;

9.
Posting or otherwise disseminating information regarding Ascend, Ascend’s investment products or any client, or concerning Ascend’s trading practices, proposed recommendations, pricing, research, strategies, processes or markets, on or through social networking sites (such as, without limitation, Facebook, Twitter and LinkedIn), blogs, electronic bulletin boards and/or electronic message boards;

10.	Using personal email accounts and Mobile IM applications to conduct business for Ascend, except as permitted pursuant to Ascend’s Compliance Policies and Procedures Manual; and

11.	Engaging in any conduct that is not in the best interest of Ascend or that might appear to be improper.

Gifts
For purposes of the following policies on Receipt of Gifts and Sending Gifts, a gift of nominal value is defined as cash, cash equivalent, physical item, service (excluding event tickets and other entertainment, which are addressed separately below) with a maximum allowable value of $100.00 to any Supervised Person by any third party or from any Supervised Person to any Client or prospective client in any calendar year. Any gifts given or received by Ascend or any of its Supervised Persons to and from any individual are considered in aggregate whether or not they were conferred by the same or different people at Ascend or the other firm.
Receipt of Gifts
No Supervised Person or member of a Supervised Person’s immediate family may receive any gift of more than nominal value from any person or entity with whom Ascend does or might reasonably be expected to do business, including clients and their service providers, vendors and competitors. A Supervised Person or a member of a Supervised Person’s immediate family may receive a gift of nominal value from such a person or entity provided the gift is disclosed to the CCO using the Compliance Monitoring System, including the name and contact information of the sender, the name of the sender's firm, Ascend's business relationship with the sender, the approximate value of the gift, the recipient's name and the date of receipt. The Compliance Monitoring System will maintain a log of all gifts received by Ascend, its Supervised Persons and members of its Supervised Persons’ immediate families from such persons or entities, that will be reviewed by the CCO on a quarterly basis.
Sending Gifts
No Supervised Person or member of a Supervised Person’s immediate family may send any gift of more than nominal value to any person or entity with whom Ascend does or might reasonably be expected to do business, including clients and their service providers, vendors and competitors. A Supervised Person or member of a Supervised Person’s immediate family may send a gift of nominal value to such a person or entity provided the gift is disclosed to the CCO using the Compliance Monitoring System, including the name and contact information of the recipient, the name of the recipient's firm, Ascend's business relationship with the recipient, the approximate value of the gift, the sender's name and the date sent. The Compliance Monitoring System will maintain a log of all gifts sent by Ascend, its Supervised Persons and members of its Supervised Persons’ immediate families to such persons or entities, that will be reviewed by the CCO on a quarterly basis.
Entertainment
For purposes of the following policies on Being Entertained and Entertaining, an entertainment event (an “Event”) is defined as a conference, meal or sponsored outing. To qualify as entertainment, rather than as a gift, BOTH the Supervised Person and the vendor, service provider or client must be in attendance.

Being Entertained
Supervised Persons may attend an Event provided that a purpose of the meeting is to discuss Ascend’s business. Prior to attending any Event, Supervised Persons should notify the CCO using the Compliance Monitoring System, including the name and contact information of the person inviting the Supervised Person, the name of the firm, Ascend’s business relationship with the firm, the date of the Event, and a description of the Event (dinner, conference, sponsored outing). Attendance by a Supervised Person at any Event that is expected to cost the provider more than $100 must be pre-approved by the CCO through the Compliance Monitoring System. The Compliance Monitoring System will maintain a log of all Events attended by Supervised Persons, that will be reviewed by the CCO on a quarterly basis.
Entertaining
Supervised Persons may invite clients to an Event provided that a purpose of the meeting is to discuss Ascend’s business. Prior to making any such invitation, Supervised Persons should notify the CCO using the Compliance Monitoring System, including the name and contact information of the person being invited, the name of the firm, Ascend’s business relationship with the firm, the date of the Event, and a description of the Event (dinner, conference, sponsored outing). The Compliance Monitoring System will maintain a log of all Events attended by Supervised Persons, that will be reviewed by the CCO on a quarterly basis.

Procedures & Sanctions
Certification of Compliance
By January 30 of each year, each Supervised Person must certify, by submitting an “Annual Acknowledgment of Code of Ethics” using the Compliance Monitoring System, that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her.
Exceptions
In situations in which the CCO determines that strict compliance with certain of the specific rules prescribed above would be detrimental to Clients’ interests, or the limitations on a Supervised Person's legitimate interests that would result would not be justified by resulting protection of Clients' interests, the CCO may approve particular transactions or types of transactions on a case-by-case basis. The CCO will specify the limits and basis for each such exception, in writing.
Retention of Reports and Other Records
The CCO, or his or her designee, will maintain at Ascend’s principal office for at least five years:

1.	A copy of this Code and any related procedures, and any code that has been in effect during the past five years;

2.	A record of any violation of the Code or any related procedures for the most recent five years, and a detailed synopsis of the actions taken in response;

3.	A copy of each transactions report under the Code by (or duplicate confirmations or quarterly account statements for the account of) an Access Person;

4.	A record of all persons, currently or within the past five years, who are or were required to make reports;

5.
A record of any decision, and the reasons supporting the decision, to approve an acquisition by a Supervised Person of securities offered in an IPO or in a limited offering (including but not limited to a private placement).

Reports of Violations
Any Supervised Person who learns of any violation, apparent violation, or potential violation of this Code is required to advise the CCO as soon as practicable. The CCO will then take such action as may be appropriate under the circumstances.

Review and Enforcement
The CCO shall be responsible for ensuring adequate supervision over the activities of all Supervised Persons in order to prevent and detect violations of the Code by such Supervised Persons. Specific duties may include, but are not limited to: (i) adopting, implementing and enforcing the Code’s procedures and controls; (ii) ensuring that all Supervised Persons fully understand the Code; (iii) establishing an annual review of the Code to ensure its policies and procedures are effective and are being followed; and (iv) review employee personal securities transactions and reports.

Sanctions
Upon discovering that any Supervised Person has failed to comply with the requirements of this Code, Ascend may impose on that Supervised Person whatever sanctions management considers appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment. Ascend has adopted the following policies and procedures to detect and prevent the misuse of Material Non-Public Information by Supervised Persons.

Appendix I
Policy and Procedures to Detect and Prevent Insider Trading

Policy Statement on Insider Trading
Ascend forbids any Supervised Person from trading, either personally or on behalf of others, on Material Non-Public Information or communicating Material Non-Public Information to others in violation of the law. This conduct is frequently referred to as Insider Trading. Ascend's policy applies to every Supervised Person and extends to activities within and outside their duties at Ascend. Any questions regarding Ascend's policy and procedures should be referred to the CCO.

The term Insider Trading is not defined in the federal securities laws, but generally is used to refer to the use of Material Non-Public Information to trade in securities (whether or not one is an Insider) or to communications of Material Non-Public Information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits.

1.	Trading by an Insider while in possession of Material Non-Public Information.

2.	Trading by a non-Insider, while in possession of Material Non-Public Information, where the information either was

3.	disclosed to the non-Insider in violation of an Insider's duty to keep it confidential or was misappropriated.

4.	Communicating Material Non-Public Information to others.
The elements of Insider Trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, a Supervised Person has any questions he or she should consult the CCO.

Material Non-Public Information
Trading on inside information is not a basis for liability unless the information is material. Information generally is material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if public dissemination of it is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be presumed to be material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; commencement of or developments in major litigation; liquidation problems; and extraordinary management developments. Material Non-Public Information does not have to relate to a company's business. For example, in one case, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal (the “Journal”) reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not. Perhaps more importantly, knowledge of a decision, or an impending decision, by Ascend to buy or sell a security for its clients or to recommend a security can constitute Material Non-Public Information.

Advisory Information
Information concerning (i) what Securities Ascend and its investment team are following; (ii) prospective Securities transactions of Ascend on behalf of its Clients; and (iii) current holdings of Client accounts, is strictly confidential. Under some circumstances, this information may be material and non-public.

Penalties for Insider Trading
Penalties for trading on or communicating Material Non-Public Information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

1.	Immediate dismissal from Ascend;

2.	Investigation, prosecution and conviction for criminal violations arising from insider trading, including securities fraud, wire fraud and conspiracy;

3.	Jail sentences;

4.	Civil injunction;

5.	Damages in a civil suit as much as three times the amount of actual damages suffered by other buyers or sellers;

6.	A bar on working as an officer, director, employee or affiliate of a broker-dealer, investment advisor or investment company;

7.	Disgorgement of profits;

8.	Fines or civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and/or

9.	Fines or civil penalties for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Securities fraud, in the context of insider trading by a fund manager, generally refers to trading on the basis of material, non-public information that was (i) disclosed, leaked or “tipped” by an insider in breach of a duty to keep the information confidential, or (ii) misappropriated in breach of a duty of confidentiality.

Wire fraud, in the context of insider trading, generally means the use of the wires, such as telephone or emails, in furtherance of a fraudulent scheme to defraud a publicly-traded company of money, property or the honest services of one of its officers or employees.

Conspiracy generally means an agreement between two or more people to commit a crime and an overt act or step by one of the conspirators in furtherance of the conspiracy.

Procedures to Implement Ascend’s Policy on Insider Trading
The following procedures have been established to assist Supervised Persons in avoiding Insider Trading, and to assist Ascend in preventing, detecting and imposing sanctions against Insider Trading. Every Supervised Person must follow these procedures or risk severe sanctions, including dismissal, substantial personal liability and criminal penalties. If a Supervised Person has any questions about these procedures he or she should consult the CCO.

Identifying Inside Information
Before trading for oneself or others, including investment partnership, offshore investment funds or private accounts advised or managed by Ascend, in the Securities of a company about which a Supervised Person may have potential Material Non-Public Information, the Supervised Person should consider the following questions:

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, the Supervised Person believes that the information is material and non-public, or if the Supervised Person has questions as to whether the information is material and non-public, the Supervised Person should take the following steps.

1.	Report the matter immediately to the CCO.

2.	Refrain from purchasing or selling the Securities.

3.	Refrain from communicating the information inside or outside Ascend other than to the CCO.

If the CCO deems the information to be material and non-public the Supervised Person will be instructed to continue the prohibitions against trading and communication. If the CCO deems the information not to be material and/or non-public the Supervised Person may be allowed, subject to the discretion of the CCO, to trade and communicate the information.
Personal Securities Trading
All Supervised Persons of Ascend shall comply with Ascend’s Personal Account Trading Policy as detailed in Appendix III.

Restricting Access to Material Non-Public Information
Information in a Supervised Person's possession that is material and non-public may not be communicated to anyone, including persons within Ascend, except as provided herein. In addition, care should be taken so that such information is secure. For example, files containing Material Non-Public Information should be sealed and access to computer files containing Material Non-Public Information should be restricted.

Contact with Public Companies
Contact with public companies represents an important part of Ascend’s research efforts. Ascend may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. However, in the course of such contacts, a Supervised Person could become aware of Material Non-Public Information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst or if an investor relations representative makes a selective disclosure of adverse news to a handful of investors. Supervised Persons who believe they may have received Material Non-Public Information should immediately report the matter to the CCO and seek instruction as to whether to continue the prohibitions against trading and communication. Please also view Ascend’s Use of Expert Networks and Independent Research Vendors policies and procedures as detailed in Appendix X.

Expert Networks and Independent Research Vendors
The use of expert networks and independent research vendors by Ascend and its Supervised Persons will be governed by Ascend’s Use of Expert Networks and Independent Research Vendors policies and procedures as detailed in Appendix X.

Tender Offers
Tender offers represent a particular concern in the law of Insider Trading for two reasons. First, tender offer activity often produces extraordinary fluctuations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of Insider Trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of Material Non-Public Information regarding a tender offer received from the tender offerer, the target company or anyone acting on behalf of either. Supervised Persons should exercise particular caution any time they believe that they may have become aware of any Material Non-Public Information (regardless of how trivial such information may seem) relating to a tender offer.

Public Company Employment by Certain Related Persons of an Employee
When a Supervised Person’s spouse, domestic partner or minor child, a relative living full time in his or her home, a person who receives material support (as defined below) from the Supervised Person, or a person from whom the Supervised Person receives material support (each, a “Covered Person”) holds a position with a public company, Ascend may take additional precautions to prevent inadvertent or other violations of these policies and procedures and to avoid any appearance of impropriety. (For purposes of this policy, “material support” means directly or indirectly providing more than 25% of a person's income in the prior calendar year.) Ascend has implemented the following procedures to obtain information regarding the public company affiliations of Supervised Persons and other Covered Persons:

Notice

A Supervised Person must inform Ascend immediately in a statement in the form of Exhibit A to this “Policy and Procedures to Detect and Prevent Insider Trading” if any other Covered Person related to the Supervised Person is or will be a board director, employee or consultant for a company that has a class of securities that is publicly traded. In addition, new Supervised Persons will be required to provide a statement in the form of Exhibit A upon joining Ascend, and all Supervised Persons will be required to provide an annual statement in the form of Exhibit A.

Director or Senior Officer

If a Supervised Person reports that a related Covered Person of such Supervised Person is a board director or senior executive officer (i.e., “C-suite” level, such as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer) of a public company, the CCO will prohibit trading by the Supervised Person and/or other Covered Person (if trading by such Covered Person is subject to Ascend’s Personal Account Trading Policy) and Ascend in any securities of such public company (and such company will be placed on the restricted list), unless the CCO determines that under the relevant circumstances such a prohibition is not warranted.

Other Employees

If a Supervised Person reports that a related Covered Person of such Supervised Person holds a position with a public company other than as a board director or senior executive officer, the CCO will determine whether any further action is necessary, including, without limitation, prohibiting trading, and/or obtaining representations and undertakings from the Supervised Person and/or other Covered Person regarding such person’s access to, or sharing of, material nonpublic information.

Resolving Issues Concerning Insider Trading
If, after consideration of the items set forth above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, the matter should be discussed with the CCO before trading or communicating the information to anyone.

Exhibit A to Appendix I

Certification Regarding Public Company Employment

I hereby certify that if my spouse, domestic partner or minor child, a relative living full time in my home, a person who receives material support (as defined below) from me, or a person from whom I receive material support (each, a “Covered Person”) is a board director, employee or consultant for a company that has a class of securities that is publicly traded, such relationship is disclosed in the list below:

Name of Covered Person	Company Name	Title/Position Held

“Material support” means directly or indirectly providing more than 25% of a person's income in the prior calendar year.
___ (check if applicable) I have no such public company association to report.
I certify that all of the information provided by me on this certificate is true, complete and correct as of the date hereof. I agree to notify Ascend immediately in writing if any public company association of the kind described above, that is not reported above, should arise.

Signature: __________________________

Name: ____________________________

Date: _____________________________

Appendix II
Supervisory Procedures with Respect to Insider Trading

The role of the CCO is critical to the implementation and maintenance of Ascend’s policy and procedures against Insider Trading. These procedures can be divided into two classifications:

Prevention of Insider Trading
To prevent insider trading, the CCO will:

1.	Provide, on a regular basis, an educational program to familiarize Supervised Persons with Ascend’s policy and procedures;

2.	Answer questions regarding Ascend’s policy and procedures;

3.	Resolve issues of whether information received by a Supervised Person is material and non-public

4.	Review on a regular basis and update as necessary Ascend’s policy and procedures;

5.
When it is determined that a Supervised Person has material non-public information; implement measures to prevent dissemination of such information; and if necessary restrict Supervised Persons from trading in the securities; and

6.
Require all Supervised Persons to acknowledge his or her receipt and compliance with this policy and procedures regarding Insider Trading on an annual basis by submitting an “Annual Acknowledgment of Code of Ethics” using the Compliance Monitoring System.

Detection of Insider Trading
To detect insider trading, the CCO, or his or her designee, will review the trading activity reports, or duplicate confirmations or account statements, provided by each Supervised Person and create a report that summarizes the review findings. All underlying trading activity reports, duplicate confirmation and account statements will be available as backup documentation. (See Personal Account Trading Policies and Procedures.) In addition, the CCO will review the trading activity in Ascend’s own account and in all Client accounts managed or advised by Ascend.

Special Reports to Management
Promptly, upon learning of a potential violation of Ascend’s Insider Trading Policy and Procedures, the CCO will prepare a written report to the Managing Member providing full details and recommendations for further action.

Annual Summary Reports to Management
On an annual basis, the CCO, or his or her designee, will create a report that summarizes activity, identifies any issues and details how issues were resolved for presentation to the Managing Member. The report will:

1.	Review and evaluate the full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

2.	Evaluate of the current procedures and any recommendations for improvement; and

3.	Review and evaluate Ascend’s continuing educational program regarding insider trading.

Appendix III
Personal Account Trading Policy

It is important that all Supervised Persons recognize that the Ascend Personal Account Trading Policy, while complementary to Ascend's Policies and Procedures to Detect and Prevent Insider Trading, serves important additional purposes. Whether or not a Supervised Person is in possession of Material Non-Public Information, that Supervised Person might nevertheless violate his or her fiduciary duties to the accounts managed by Ascend by, for example, trading ahead of Ascend orders. Although Supervised Persons are not prohibited under this policy from trading securities for their own accounts that they are involved in trading on behalf of Ascend, they must do so only in full compliance with this Policy and their fiduciary obligations.

At all times, the interests of Ascend’s Clients must prevail over the Supervised Person’s interest. No trades or trading strategies used by a Supervised Person may conflict with Ascend's strategies or the markets in which Ascend is trading. Supervised Persons may not use Ascend's proprietary trading strategies to develop or implement new strategies which may otherwise disadvantage Ascend or its clients. Personal account trading must be done on the Supervised Person’s own time without placing undue burden on Ascend’s time.

In addition to the general principle described above that no Supervised Person may place his or her interests ahead of the interests of any client when trading securities, personal securities transactions by Supervised Persons are subject to the following specific restrictions.
Pre-clearance of Securities Transactions
No Covered Security may be purchased or sold for or from any Covered Account without the applicable Supervised Person first obtaining prior approval from the CCO (or, in the case of the CCO, from the Managing Member) through the Compliance Monitoring System using the “Pre-Clearance Form” (in the form attached as Appendix V). Prior approval is effective only for transactions specified on the Pre-Clearance Form. In the event that the CCO is not accessible, all pre-clearance requests will be forwarded directly to the COO/CFO. In the event that the COO/CFO is not accessible, all pre-clearance requests will be forwarded directly to the Managing Member. It is each Supervised Person's responsibility to bring proposed transactions to the CCO’s attention through the Compliance Monitoring System and to obtain from the CCO on the same day documentation of any clearance. Transactions effected without pre-approval are subject, in the CCO’s discretion (after consultation with the Managing Member or other members of management, if appropriate), to being reversed or, if the Supervised Person made profits on the transaction, to disgorgement of such profits. A pre-approval authorization for a transaction is only valid for the dates specified on the approval, which will generally be for the period ending at the close of the U.S. markets on the next business day following the approval. If the transaction is not completed within those dates, the Supervised Person must have the proposed transaction pre-approved again. This requirement applies to transactions involving open market orders as well as those involving orders at a specific price.

Approval may be refused for any proposed trade by a Supervised Person that:

1.	Involves a security that is being or has been purchased or sold by Ascend on behalf of any Client or is being considered for purchase or sale;

2.	Is otherwise prohibited under any internal policies of Ascend (such as Ascend’s Policy and Procedures to Detect and Prevent Insider Trading);

3.	Breaches the Supervised Person’s fiduciary duty to any Client;

4.	Is otherwise inconsistent with applicable law, including the Advisers Act and the Employee Retirement Income Security Act of 1974, as amended; or

5.	Creates an appearance of impropriety.

Authorization may be granted by the CCO only if:

1.	The proposed transaction will have no adverse effect on any Client account;

2.	The proposed transaction will not position the Supervised Person to profit from a transaction (long or short) made or position held by a Client account;

3.	No Insider Trading is involved.
Short Term Trading
No Supervised Person may buy or sell a security within sixty (60) days of any prior transaction in such security, unless such transaction is approved in writing by the CCO through the Compliance Monitoring System. The CCO shall consider the totality of the circumstances, including the frequency of short term trading by the Supervised Person, whether the trade would involve a breach of any fiduciary duty; whether it would otherwise be inconsistent with applicable laws and Ascend policies and procedures; and whether the trade would create an appearance of impropriety. Based on his or her consideration of these issues, the CCO shall have the sole authority to grant or withhold permission to execute the trade.

New Issue Securities
No Supervised Person may purchase New Issues for any Covered Account without the consent of the CCO. Generally, Supervised Persons may not purchase or recommend New Issues for Covered Accounts until at least one day after the public offering has been completed.
Limited Offerings
As with all transactions, purchases (or recommendations) of securities for Covered Accounts in limited offerings, including but not limited to private placements, must be cleared in advance using the Compliance Monitoring System. Please note that investments in limited liability companies, limited partnerships, and private companies are subject to the pre-clearance and reporting requirements herein. In determining whether to approve any such transaction for a Supervised Person, the CCO and Managing Member will consider, among other factors, whether the investment opportunity should be reserved for client accounts and whether the investment opportunity is being offered to the Supervised Person by virtue of his or her position with Ascend. A Supervised Person who has acquired securities in a limited offering must notify the CCO and Managing Member if he or she is to participate in subsequent consideration of an investment by client accounts in securities of the same issuer. In such circumstances, a decision to acquire securities of that issuer for client accounts must be reviewed.

Reinvestment of dividends pursuant to an automatic dividend reinvestment plan is not subject to the foregoing restrictions; however, any additional capital investments permitted as part of such a plan are.
Report of Holdings/Accounts
Each Supervised Person shall, no later than 10 days after the Supervised Person begins its relationship with Ascend, or otherwise becomes an Access Person of Ascend, (i) provide to the CCO copies of brokerage account statements for all securities owned in all Covered Accounts, which are as of a date that is within 45 days of the date the employee submits them to the Firm,(ii) complete and submit Appendix VI A - Initial Disclosure of Supervised Person Personal Accounts and (iii) complete and submit Appendix VI B “Disclosure of Supervised Person Limited Offering”.”.

In addition, each Supervised Person shall, no later than 10 days after the Supervised Person begins its relationship with Ascend, or otherwise becomes an Access Person of Ascend, provide the CCO with one or more completed and signed “Brokerage Account Data Access Consent Form(s)” to allow Ascend to receive electronic delivery of brokerage account information into the Compliance Monitoring System.  If a relevant brokerage firm does not provide electronic delivery of brokerage account information, the Supervised Person will be required to provide brokerage statements from such brokerage firm to Ascend on a quarterly basis. After the CCO indicates to each such Supervised Person that such person’s account and holdings information has been received by or entered into the Compliance Monitoring System, such person must submit an “Initial Holdings Certification” (in the form set forth in Appendix VII) confirming such account and holdings information through the Compliance Monitoring System. If a Supervised Person opens a new Covered Account, the Supervised Person must immediately provide the CCO with an additional or amended Brokerage Account Data Access Consent Form(s) that includes the new account.

On an annual basis, each Supervised Person will be required to confirm that the Compliance Monitoring System contains all holdings and transaction information for all Covered Accounts of that Supervised Person by submitting an “Annual Holdings Certification” (in the form set forth in Appendix VII) through the Compliance Monitoring System.

Any person who fails to provide the information as set forth above will be subject to discipline by Ascend. Supervised Persons are also required to disclose the amounts and locations of any securities obtained upon any subsequent event (marriage, inheritance, etc.).
Quarterly Personal Securities Trading Information
Ascend will obtain, not less than quarterly, transaction and holdings information regarding the Covered Accounts of Supervised Persons that have provided Brokerage Account Data Access Consent Forms to Ascend. Not later than 30 calendar days following the end of each quarter, each Supervised Person that has not provided a completed and signed Brokerage Account Data Access Consent Form must provide the CCO with copies of brokerage account statements for all securities owned in all Covered Accounts for each month end included in the prior quarter. Each statement will contain the following information:

1.	Name of Supervised Person

2.	Name of the securities purchased or sold, including the number of shares or principal amount if fixed income securities;

3.	Date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

4.	Price at which the transaction was effected; and

5.	Names of the broker/dealer or bank through whom the transaction was effected.

Upon receipt of brokerage account data and/or statements, the CCO, or his or her designee, will review all brokerage account data and statements for any evidence of improper trading activities or conflicts of interest by Supervised Persons, including, without limitation, trades placed shortly before or after trades placed in the same security for client accounts. After reviewing each Supervised Person’s data and/or statements, the CCO, or his or her designee, will create a report that summarizes the findings of the review, which will be signed and dated by the CCO.
Negative Reports
It is the policy of Ascend that brokerage account information for all Supervised Persons be reviewed quarterly by the CCO whether or not securities transactions have occurred in their Covered Accounts during the period.
Confidentiality
All statements of holdings, duplicate trade confirmations, duplicate account statements, electronic data feeds of account information and monthly and quarterly reports will generally be held in confidence by the CCO. However, the CCO may provide access to any of those materials to other members of Ascend’s management in order to resolve questions regarding compliance with this policy and regarding potential purchases or sales for Client accounts, and Ascend may provide regulatory authorities with access to those materials when required to do so under applicable laws, regulations, or orders of such authorities. The CCO may, in his or her discretion, consult with legal counsel in relation to the disclosure of such information.
Transaction Monitoring
To determine whether Supervised Persons have complied with the rules described above (and to detect possible insider trading), the CCO will have access to and will review transactions effected in Covered Accounts via the Compliance Monitoring System on a regular basis. The CCO will compare transactions in Covered Accounts with transactions in client accounts for transactions or trading patterns that suggest violations of this Policy or potential front running, scalping, or other practices that constitute or could appear to involve abuses of Supervised Persons' positions. Transactions in the CCO’s Covered Accounts, will be reviewed by the Managing Member, who will act as to the CCO’s transactions, in the same manner as the CCO. If the Managing Member determines that a violation of this Policy has or may have occurred, he or she shall submit his or her written determination, together with documentation relating to the determination and any additional explanatory material provided by the CCO to the Managing Member, who shall make an independent determination of whether a violation has occurred.

Exceptions

The restrictions and reporting requirements in this Personal Account Trading Policy do not apply to transactions in any account over which a Supervised Person does not have Beneficial Ownership or does not exercise direct or indirect influence or control.

With respect to transactions executed in securities held accounts over which a Supervised Person has no direct or indirect influence or control (“Non-Discretionary Accounts” as defined above), each Supervised Person is required to certify annually that he/she has “no direct or indirect influence or control” with respect to the purchases and sales of financial instruments in the account.

For each such account, upon opening the account, the manager or broker of the Non- Discretionary Account must provide a certification to the Chief Compliance Officer attesting to the fact that the Supervised Person has “no direct or indirect influence or control” with respect to the purchases or sales of financial instruments in the account. Annually thereafter, the manager shall confirm, via negative consent, that such certification remains accurate. Please see Exhibit A to Appendix III for a copy of the Broker Form and Exhibit B to Appendix III for the Non-Discretionary/Management Account Disclosure Form.

Questions about "influence or control" or otherwise about Beneficial Ownership or reporting responsibilities should be directed to the CCO.

Exhibit A to Appendix III
Broker Form

[BROKER LETTERHEAD TO BE SENT FROM BROKER TO FIRM]

[DATE]

[FIRM INFO]

Re: [Insert Broker Name & Account #’s _________] (the Account(s)”)

To Whom It May Concern:

For purposes of [FIRM] Ascend Capital’s Code of Ethics and its policies regarding personal trading by Access Persons, please accept this letter as confirmation that [NAME OF ACCESS PERSON] (the “Access Person”) has “no direct or indirect influence or control” with respect to the purchases and sales of financial instruments in the Account(s).

“No direct or indirect influence or control” means that the Access Person does NOT:

•	suggest to anyone that a particular purchase or sale of securities be made for the Account(s);

•	direct anyone to make any particular purchases or sales of securities for the Account(s); or

•	consult with anyone as to the particular allocation of investments to be made in the Account(s).

We will contact you immediately in the event of any changes to the above confirmation.

Regards,

SIGNATURE:________________________________________________

NAME:________________________________________________

TITLE/CAPACITY:_______________________________

DATE:________________________________________________

Exhibit B to Appendix III

Non-Discretionary/Managed Accounts Disclosure Form

PLEASE CHECK THE APPROPRIATE BOX:

☐     I have no Non-Discretionary/Managed Accounts (e.g., accounts over which I have no direct or indirect influence or control);

OR

☐    I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Number	Relationship to Manager (independent professional, friend, relative, etc.)

☐    I acknowledge and certify that:

1.	I have no direct or indirect influence or control(1) over the Accounts;

2.
If my control over the Accounts should change in any way, I will immediately notify the Chief Compliance Officer in writing of such change and will provide any required information regarding holdings and transactions in the Accounts;

3.
I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of the Chief Compliance Officer;

4.	I did not suggest that the Manager make any particular purchases or sales of securities for the Accounts during the period covered by this report;

5.	I did not direct the Manager to make any particular purchases or sales of securities for the Accounts during the period covered by this report;

6.	I did not consult with the Manager as to the particular allocation of investments to be made in the Accounts during the period covered by this report; and

7.	I will contact the Chief Compliance Officer immediately in the event that a non-discretionary or fully managed account over which I have direct or indirect beneficial ownership is opened.

I certify and acknowledge that the information in this form is true and correct to the best of my knowledge and agree to immediately notify the firm if such information becomes inaccurate in any way.

___________________

(1)
No direct or indirect influence or control means that you do not suggest that the Manager make any particular purchases or sales of securities for the Account (s), direct the Manager to make any particular purchases or sales of securities for the Account, or consult with the Manager as to the particular allocation of investments to be made in the Account.

Appendix IV
Initial and Annual Acknowledgment of Code of Ethics

Initial Acknowledgment of Code of Ethics

I have read, understand, acknowledge that I am subject to, and agree to abide by, the guidelines set forth in the Code of Ethics and Conduct (the "Code") of Ascend Capital, LLC ("Ascend"), including the Appendices and Schedules thereto.  I further certify that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

I UNDERSTAND THAT THE DUTY OF CONFIDENTIALITY DESCRIBED IN THE CODE AND THE POLICY AND PROCEDURES TO DETECT AND PREVENT INSIDER TRADING ATTACHED AS APPENDIX I TO THE CODE REQUIRE THAT I MAINTAIN STRICT CONFIDENTIALITY OF ALL INFORMATION I OBTAIN THROUGH MY EMPLOYMENT AT ASCEND INCLUDING, BUT NOT LIMITED TO, INFORMATION REGARDING ASCEND'S INVESTMENT STRATEGIES, CLIENT PORTFOLIO TRANSACTIONS AND HOLDINGS, AND CLIENT PERSONAL INFORMATION.  I UNDERSTAND THAT THE DISCLOSURE OF ANY SUCH INFORMATION BY ME TO ANY PERSON INCLUDING, BUT NOT LIMITED TO, MY SPOUSE, SIGNIFICANT OTHER, FAMILY MEMBERS, FRIENDS, ACQUAINTANCES, OR PERSONS SHARING A RESIDENCE WITH ME, WOULD CONSTITUTE A VIOLATION OF THE CODE AND MAY BE A VIOLATION OF LAW.  I UNDERSTAND THAT ANY VIOLATION OF THE CODE MAY LEAD TO SANCTIONS BY ASCEND, INCLUDING THE TERMINATION OF MY EMPLOYMENT OR ASSOCIATION WITH ASCEND (AS APPLICABLE), AND THAT VIOLATIONS OF LAWS REGARDING INSIDER TRADING CARRY SEVERE PENALTIES INCLUDING BUT NOT LIMITED TO FINES AND IMPRISONMENT.

I AGREE TO IMMEDIATELY REPORT TO THE CHIEF COMPLIANCE OFFICER OF ASCEND ANY BREACH BY ME OF THE CODE INCLUDING, BUT NOT LIMITED TO, ANY BREACH OF THE DUTY OF CONFIDENTIALITY OR THE POLICY AND PROCEDURES TO DETECT AND PREVENT INSIDER TRADING.

Annual Acknowledgment of Code of Ethics

I have read, understand, acknowledge that I am subject to, and agree to abide by, the guidelines set forth in the Code of Ethics and Conduct (the "Code") of Ascend Capital, LLC ("Ascend"), including the Appendices and Schedules thereto. I further certify that I have complied with the Code since the date of my previous Acknowledgement of Code of Ethics, if any, and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

I UNDERSTAND THAT THE DUTY OF CONFIDENTIALITY DESCRIBED IN THE CODE AND THE POLICY AND PROCEDURES TO DETECT AND PREVENT INSIDER TRADING ATTACHED AS APPENDIX I TO THE CODE REQUIRE THAT I MAINTAIN STRICT CONFIDENTIALITY OF ALL INFORMATION I OBTAIN THROUGH MY EMPLOYMENT AT ASCEND INCLUDING, BUT NOT LIMITED TO, INFORMATION REGARDING ASCEND'S INVESTMENT STRATEGIES, CLIENT PORTFOLIO TRANSACTIONS AND HOLDINGS, AND CLIENT PERSONAL INFORMATION. I UNDERSTAND THAT THE DISCLOSURE OF ANY SUCH INFORMATION BY ME TO ANY PERSON INCLUDING, BUT NOT LIMITED TO, MY SPOUSE, SIGNIFICANT OTHER, FAMILY MEMBERS, FRIENDS, ACQUAINTANCES, OR PERSONS SHARING A RESIDENCE WITH ME, WOULD CONSTITUTE A VIOLATION OF THE CODE AND MAY BE A VIOLATION OF LAW. I UNDERSTAND THAT ANY VIOLATION OF THE CODE MAY LEAD TO SANCTIONS BY ASCEND, INCLUDING THE TERMINATION OF MY EMPLOYMENT OR ASSOCIATION WITH ASCEND (AS APPLICABLE), AND THAT VIOLATIONS OF LAWS REGARDING INSIDER TRADING CARRY SEVERE PENALTIES INCLUDING BUT NOT LIMITED TO FINES AND IMPRISONMENT.

I AGREE TO IMMEDIATELY REPORT TO THE CHIEF COMPLIANCE OFFICER OF ASCEND ANY BREACH BY ME OF THE CODE INCLUDING, BUT NOT LIMITED TO, ANY BREACH OF THE DUTY OF CONFIDENTIALITY OR THE POLICY AND PROCEDURES TO DETECT AND PREVENT INSIDER TRADING.

Appendix V
Pre-Clearance Form

Entry Date:_____________

Name of Access Person: _____________________________    Account: _____________________________

Symbol:_______________________________________

Security Name: _______________________________________

Transaction Type: _____ (Buy/Sell)

Quantity: _________

Activity Type: _____

IPO: _________ (No/Yes)

To the best of your knowledge, is this security also held or about to be held (long or short) for any Ascend account?: ___
(Yes/No)

If Yes, date the security was last traded for an Ascend account: ______________

Does Supervised Person have any relationship with the issuer of the securities in question? _____ (Yes/No)

If Yes, explain:_____________________________________________

Date of most recent purchase or sale of any security of same issuer ________________ (write N/A if none)

Approximate percentage of outstanding securities of the same class of the issuer owned now__________
(write N/A if under 1%)

Approximate percentage of outstanding securities of the same class of the issuer to be owned after transaction: ___________
(write N/A if under 1%)

All securities purchased by a Supervised Person must be retained (long or short) for at least 30 calendar days after purchase.

Supervised Person acknowledges and agrees that Supervised Person may be prohibited from liquidating a particular position due to Inside Information received by Ascend or transactions entered into by Ascend for an Ascend Account. Supervised Person recognizes that he or she may suffer substantial losses as a result of such liquidation prohibition and agrees that Ascend shall have no responsibility whatsoever therefore.

Appendix VI
Initial Disclosure of Supervised Person Personal Accounts

ACCOUNT INFORMATION

I certify that listed below are the account name and description of each of my Covered Accounts, if any. See the Code of Ethics and Conduct (the “Code”) of Ascend Capital, LLC (“Ascend”) for the definition of “Covered Account.” You must provide copies of a brokerage account statement with respect to each listed account, dated within 45 days prior, within 10 days after you have joined Ascend (or after you otherwise become an Access Person (as defined in the Code).

Name of Account	Name of Broker-Dealer or Bank	Account Number	Statements Provided to Ascend

□ (check, if applicable) I certify that: (i) I do not have any Covered Account to report.

Signature: __________________________

Name: ____________________________

Date: _____________________________

Appendix VI B
Disclosure of Supervised Person Limited Offerings

Limited Offering

I certify that listed below are the name and description of each of my limited offerings, if any. Limited offerings include but are not limited to private placements, investments in limited liability companies, limited partnerships, and private companies are subject to the pre-clearance and reporting requirements herein.
Please note that in addition to completing this form you are required to pre-clear all transaction in limited offerings.

I further certify that all of the information provided by me or on my behalf is true, complete and correct as of the date hereof.

Name of Limited Offering	Investment Type	Investment Amount

□ (check, if applicable) I certify that I do not have any Limited Offerings to report.

Signature: __________________________

Name: ____________________________

Date: _____________________________

Appendix VII
Holdings Certifications
Initial Holdings Certification
I certify that below is a list of all Covered Securities held in each of my Covered Accounts. See the Glossary section of the Code of Ethics and Conduct of Ascend Capital, LLC (“Ascend”) for the definition of “Covered Securities” and “Covered Accounts.”
I certify that all of the information provided by me or on my behalf is true, complete and correct as of the date hereof. I agree to notify Ascend immediately in writing if I establish a new Covered Account. I agree to either (i) give Ascend my authorization to access electronically all data regarding the holdings and transactions in each of my Covered Accounts, or (ii) provide or cause to be provided brokerage statements for each such Covered Account to Ascend within 20 days after the end of each calendar quarter.

Annual Holdings Certification
I certify that below is a list of all Covered Securities held in each of my Covered Accounts (if any) for which I have provided consent for electronic delivery of account information to Ascend. See the Glossary section of the Code of Ethics and Conduct of Ascend Capital, LLC ("Ascend") for the definition of “Covered Securities” and “Covered Accounts.” In addition, to the extent applicable, I certify that I will provide to Ascend, by no later than January 31st, all brokerage statements showing all Covered Securities in each Covered Account for which I have not provided consent for electronic delivery of account information to Ascend.
I certify that all of the information provided by me or on my behalf is true, complete and correct as of the date hereof. I agree to notify Ascend immediately in writing if I establish a new Covered Account.
I certify that since my previous Annual Holdings Certification, I have provided Ascend with information regarding any new Covered Accounts.
I also certify that for each quarter of the period since my previous Annual Holdings Certification either (i) I have given Ascend my authorization to access electronically all data regarding the holdings and transactions in each of my Covered Accounts, or (ii) have provided or have caused to be provided brokerage statements for each such Covered Account to Ascend within 20 days after the end of each calendar quarter.

Appendix VIII
Brokerage Account Data Access Consent Form

In connection with the Personal Account Trading Policy of Ascend Capital, LLC (“Ascend”) as set forth in Appendix III to Ascend’s Code of Ethics and Conduct (the “Code of Ethics”), I understand that Ascend has arrangements in place with certain broker-dealers pursuant to which Ascend, and service providers acting on behalf of Ascend, are able to receive electronic delivery of account information for purposes of satisfying the obligations of Ascend’s Supervised Persons (as defined in the Glossary section of the Code of Ethics) to provide certain brokerage statements to Ascend.

I hereby authorize the broker-dealer firms identified below to provide to Ascend, and to service providers acting on Ascend’s behalf, any and all transaction and holdings information relating to securities held in the account(s) identified below:

Broker-dealer name:    ________________________________

Account numbers:    ________________________________
________________________________
________________________________
________________________________
________________________________
________________________________
________________________________

___________________________________    ____________________
Signature of Supervised Person            Date

___________________________________
Name of Supervised Person (Please Print)

Note: Supervised Persons must list all Covered Accounts maintained at the relevant broker-dealer, and must complete separate forms for each broker-dealer with which they maintain accounts.

Appendix IX
Beneficial Ownership

Beneficial ownership by a person will be interpreted in the same manner as it would be in determining whether that person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities a person has or acquires. Some examples of when beneficial ownership would exist are where securities are held:

1.	By a Supervised Person for his/her own benefit, whether bearer, registered in his/her own name, or otherwise;

2.
By others for the Supervised Person's benefit (regardless of whether or how registered), such as securities held for the Supervised Person by custodians, brokers, relatives, executors or administrators;

3.	For a Supervised Person's account by a pledgee;

4.
By a trust in which a Supervised Person has an income or remainder interest unless the Supervised Person's only interest is to receive principal if (a) some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Supervised Person;

5.
By a Supervised Person as trustee or co-trustee, where either the Supervised Person or any member of his/her immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors, and step-parents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

6.	By a trust of which the Supervised Person is the settlor, if the Supervised Person has the power to revoke the trust without obtaining the consent of all the beneficiaries;

7.	By any non-public partnership in which the Supervised Person is a partner;

8.	By a personal holding company controlled by the Supervised Person alone or jointly with others;

9.	In the name of the Supervised Person's spouse unless legally separated;

10.
In the name of minor children of the Supervised Person or in the name of any relative of the Supervised Person or of his/her spouse (including an adult child) who is presently sharing the Supervised Person's home. This applies even if the securities were not received from the Supervised Person and the dividends are not actually used for the maintenance of the Supervised Person's home;

11.
In the name of any person other than the Supervised Person and those listed in (9) and (10) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Supervised Person obtains benefits substantially equivalent to those of ownership and/or exercises direct or indirect influence or control; and

12.
In the name of any person other than the Supervised Person, even though the Supervised Person does not obtain benefits substantially equivalent to those of ownership (as described in (11) above), if the Supervised Person can vest or revest title in himself/herself.

Appendix X
Use of Expert Networks and Independent Research Vendors

Ascend uses expert network firms and independent research vendors to arrange access to consultants and research associates with valuable expertise in particular markets or particular companies (“Consultants”). Federal law enforcement agencies have recently been paying close attention to the activities of expert networks and independent research vendors, believing that some such networks have been used as a conduit for the conveyance of material non-public information to investors. In order to ensure that any use of expert networks and independent research vendors by Ascend does not result in the violation of insider trading laws by Ascend or any person associated with Ascend, and to show any investigating regulators that Ascend has taken active steps to prevent such violations, Ascend has adopted these Use of Expert Networks and Independent Research Vendors policies and procedures. The defined term “Consultant,” as used in these policies and procedures, shall not include the chief executive officer, chief financial officer or investor relations personnel of any company.
The use of expert networks and independent research vendors is subject to the following restrictions and procedures:
Representations by Expert Network Firms and Independent Research Vendors
Each expert network firm and independent research vendor with which Ascend does business will be required to provide a letter to Ascend substantially in the form of Exhibit A hereto (or such other forms as the CCO shall deem to be appropriate).
Procedures for Use of Consultants
Procedures for scheduling calls (which term for purposes of these Use of Expert Networks and Independent Research Vendors procedures will also include meetings) with Consultants:

1.	If the call is with a public company employee, pre-clear the call (see “Public Company Employees” section below”)

2.	When calls are set up/confirmed, an email confirming the call must be sent with the following disclaimer:

“As you know, Ascend Capital, LLC and its affiliates, on behalf of such entities and their clients, buy and sell securities and collect information to help make investment decisions. We do not wish to receive any confidential information that you are not authorized to provide to us. Please be sure to comply with (i) any confidentiality obligations that you may have, and (ii) any policies and procedures to ensure compliance with the securities laws to which you are subject. We do not intend to restrict our securities trading activity following the receipt of any information that you provide.”

3.
All Consultants will be provided with the following representations (either by us or by Guidepoint, DeMatteo or other expert network) prior to any call with the Consultant, and the Consultant must provide its acknowledgment prior to the call:

“You hereby represent and acknowledge the following to Ascend Capital, LLC and its affiliates (“Ascend”), in connection with each consultation that you may have with them:
* You acknowledge that Ascend is in the business of investing and trading in securities.
* You are not currently, and have not been, within the past 6 months, an employee or member of the board of directors of any company with outstanding publicly traded securities which is the subject of the consultation between you and any employee of Ascend, and your participation in any consultation with Ascend will not violate any policies of any current or former company by which I am or have been employed, or to which I serve or have served as a director.
* You will not provide to Ascend any material non-public information regarding a publicly traded company. Material non-public information is any information that would likely have an effect on the value of a company and/or that a reasonable investor would consider important in making his or her investment decisions, and that is not ordinarily made available to the public.
* You will not provide or transmit information to Ascend if you believe that someone breached a duty of confidence by disclosing the information to you.

* You will not provide or transmit information to Ascend if you believe that to do so would result in a violation of any duty that you owe to a third party, including (as applicable and without limitation) your current or former employer.
* You will not disclose the identity of Ascend to anyone other than the employees of the expert network or independent research vendor through which you were retained by Ascend with a need to know such information.
Please acknowledge that you have read and agreed to the above representations, warranties and agreements by responding to this email with a response reading “Agreed.” Failure to so acknowledge will prevent your participating in this consultation.”
Consultants at Public Companies

1.	Pre-Clearance

*    All scheduled calls with Consultants that are employed at public companies must be pre-cleared with compliance prior to the consultation on the day of the consultation, to confirm that we do not currently have a position in the company's stock. If we do have a position, the call will be cancelled unless an exception is granted by the CCO in the circumstances described below.
*    The pre-clearance request to compliance must include information regarding the identity of the Consultant, the expected scope of the discussions and the general purpose of the call, and the topics to be discussed.
*    Prior to providing clearance for a call with a Consultant, the CCO may perform such background investigations of the Consultant as the CCO deems necessary.
*    Sector Managers, Analysts/Associates and Research Assistants are responsible for ensuring that they have documentation of the approval from compliance.
*    All scheduled calls with Consultants that are employed at public companies that are not pre-cleared by compliance must be cancelled.

2.
A Consultant that is employed by a public company may only be used in Ascend’s research process if Ascend (or the accounts for which it provides investment advisory services) does not have a position in the equity securities of the public company. Exceptions may approved by the CCO where the consultation is related to a specific topic that is not related to Ascend’s investment thesis on the company and/or where the position is held by a different sector manager. In connection with any such exception, the CCO may institute a five day cooling-off period (or such other period as the CCO deems appropriate) after any such consultation, during which Ascend will not trade in the equity securities of the Consultant’s employer.

3.
Employees speaking with Consultants who are employed at public companies are not permitted to discuss anything about the public company by which the Consultant is employed, except as may be agreed by the CCO in advance of the Consultant call.

For the purposes of the above policies, a Consultant will be deemed to be employed by a public company until six months have elapsed from the date upon which the Consultant ceased to be an employee of the public company.
Resolving Issues Concerning Information Provided by Consultants
In the event that there is any concern that a Consultant may have provided material non-public information, the matter should be discussed with the CCO before trading or communicating the information to anyone.
Review of Research Relationships
All relationships with expert networks and independent research vendors will be reviewed by Malcolm Fairbairn and the sector managers no less frequently than once each fiscal year. Relationships with expert networks and independent research vendors will be continued, modified or terminated as warranted based on this review. In order to perform such review, the CCO shall seek from the expert network or independent research vendor such information regarding the expert network or independent research vendor’s business practices, compliance policies and contractual and compensation arrangements between the expert network or independent research vendor and the Consultants as Malcolm Fairbairn, the Sector Managers and/or the CCO deem to be necessary.

In addition, all expert networks and independent research vendors with which Ascend does business will be subject to an automated daily scan of news sources for articles relating to such companies, the results of which will be reviewed by the CCO or his or her designee and will be communicated to Malcolm Fairbairn and the sector managers if such articles suggest that an immediate review of Ascend’s relationship with the expert network or independent research vendor is warranted.
Supervisory Procedures
On a quarterly basis, the CCO, or his or her designee, will perform the following supervisory procedures relating to the use of expert networks and independent research vendors:

1.	perform a random review of e-mails confirming calls with Consultants, to ensure that the required disclaimer language was included;

2.
obtain from each expert network: (i) written confirmation that the expert network has obtained the required representations from each Consultant used by Ascend; and (ii) a detailed written record indicating all calls and meetings with Consultants, including the name of the Consultant, the name of the company discussed, and the names of the Ascend attendees on the call or at the meeting;

3.
prepare and maintain internal records with respect to independent research vendors that include: (i) confirmation that all Consultants has made the required representations; and (ii) a detailed written record indicating all calls and meetings with Consultants, including the name of the Consultant, the name of the company discussed and the names of the Ascend attendees on the call or at the meeting;

4.	prepare and maintain an internal report indicating that all meetings with Consultants were pre-cleared by the CCO, or his or her designee; and

5.	ask that employees who have spoken to Consultants to complete the certification included herein as Exhibit A to Appendix X.

Exhibit A to Appendix XI

Quarterly Attestation: Expert Networks and Public Company Meetings/Calls

I confirm that I have followed Ascend’s Expert Network policies and procedures as detailed in the Code of Ethics.
To the best of my knowledge, during the expert network calls and one-on-one meetings/calls with public company CFO’s, CEO’s or Investor Relations Personnel (“Public Company Officials) that I participated in during the quarter, the contacts I spoke with did not discuss any material nonpublic information or any information that is subject to any duty of trust or confidentiality or otherwise prohibited from disclosure under applicable laws or Ascend’s policies and procedures. Further, I did not become aware of any information that I believe, or have reason to believe, is material nonpublic information or subject to any confidentiality restrictions.
I represent that in the course of conducting my investment research, including through discussions with experts, research consultants, Public Company Officials or other third party research sources that: (i) to the best of my knowledge, I have not received any material nonpublic information or any information that is subject to confidentiality restrictions or otherwise prohibited from disclosure; or (ii) if I did receive such information, I communicated that fact to the Chief Compliance Officer and did not (a) trade on such information, (b) recommend that any Ascend clients trade on such information, or (c) communicate such information to anyone other than Ascend Compliance.
I certify that, to the best of my knowledge, the information above is true, accurate and complete as of the date set forth below. I agree to notify the Chief Compliance Officer promptly should there be a change to any of the information provided herein.

☐ Agree
☐ Disagree. If you check this box please notify the Chief Compliance Officer IMMEDIATELY.

____________________________________________    ___________________
Signature     Date

____________________________________________
Print Name

EXHIBIT A
[LETTERHEAD OF SERVICE PROVIDER]

[DATE]

Ascend Capital LLC
4 Orinda Way, Suite 200-C
Orinda, CA 94563

Dear Sir or Madam:
[NAME OF SERVICE PROVIDER] (“we” or “the firm”) is a service provider of Ascend Capital LLC (“Ascend”). [The services provided by the firm to Ascend include, without limitation, providing research, analysis and/or recommendations regarding issuers in which Ascend, or the customer accounts and investment funds managed by Ascend and its affiliates, are invested or may in the future invest.] Ascend has requested that we provide it with certain representations and undertakings regarding the firm’s insider trading practices and procedures. Accordingly, we hereby represent, warrant and agree as follows:
1. The firm has adopted policies and procedures designed to ensure that the firm and its personnel do not violate any federal, state or foreign securities laws involving material non-public information (“Inside Information”) of issuers whose securities are traded on any U.S. or non-U.S. securities market(s). Among other things, such policies and procedures prohibit: (a) the disclosure by the firm and its personnel of any Inside Information in the firm’s or its personnel’s possession to third parties, such as Ascend; and (b) the use by the firm and its personnel of Inside Information in connection with providing services to customers of the firm, such as Ascend. We will at all times comply with such policies and procedures.
2. The firm and its personnel have not, and will not in the future, utilize and/or rely upon any Inside Information in connection with providing services to Ascend.
3. The firm and its personnel have not, and will not in the future, communicate or otherwise provide any Inside Information to Ascend or any of its personnel.
We agree that if, at any time, the firm ceases to be in compliance with any agreement contained in this letter, or if any representation or warranty contained in this letter ceases to be true, we shall notify Ascend immediately.
Sincerely,
[NAME]
[TITLE]

Ascend Capital, LLC
Code of Ethics and Conduct

Schedule I
Supervised Persons(2)

Current Supervised Persons that are subject to the Code:

Adrian Barnes
Carlo Casulo
J. Cogan
Sean Dunne
Kimberly Nielsen
Emily Fairbairn
Malcolm P. Fairbairn
Peter Friedland
Rahul Gandhi
Rachael Guinto
Yedda Ho
Michael Hughes
Paul Jones
Scott L. Kintz
Louis Krasenics
Darby Kroyer
Shane McCarty
Michael Napolitana
David Newhall
Nick Nguyen
Tomas Pieter
Rebecca Pinckney
Roshan Raman
Dirk Renick
Jessica Rubbicco
Ramona Shenoy
Jaime Simon
Benjamin D. Slavet
Stephanie Stephan
Gina Yacoub
Orlin Zhekov
John Bullis
Michael Cherkassky
Collin Siok
Jeffrey Pasquini
Yoon Chang

____________________________
(2) Updated as of June 21, 2016.